Exhibit 99.1

Q2 2018 GAAP revenue $895.8 million, up 118.0 percent, Fully Diluted GAAP Loss Per Share $(0.27), down 212.5 percent

Adjusted revenue $908.5 million, up 119.4 percent, Adjusted Diluted Earnings Per Share $0.62, up 34.8 percent

SS&C Promotes Rahul Kanwar to President and Chief Operating Officer, Normand Boulanger to become Vice Chairman

WINDSOR, CT, August 2, 2018 (PR Newswire) SS&C Technologies Holdings, Inc. (NASDAQ: SSNC), a global provider of investment and financial software-enabled services and software, today announced its financial results for the second quarter ended June 30, 2018.

GAAP Results

SS&C reported GAAP revenue of $895.8 million for the second quarter of 2018, up 118.0 percent compared to $411.0 million in the second quarter of 2017. GAAP operating loss for the second quarter of 2018 was ($50.7) million, or (5.7) percent of GAAP revenue, compared to $89.9 million, or 21.9 percent of GAAP revenue, in 2017’s second quarter, representing a 156.4 percent decrease.

GAAP net loss for the second quarter of 2018 was ($63.7) million, down 224.7 percent compared to $51.1 million in 2017’s second quarter. On a fully diluted GAAP basis, loss per share in the second quarter of 2018 were $(0.27) per share, down 212.5 percent compared to $0.24 earnings per share on a fully diluted GAAP basis in the second quarter of 2017.

Adjusted Non-GAAP Results (defined in Notes 1-4 below)

Adjusted revenue was $908.5 million for the second quarter of 2018, up 119.4 percent compared to $414.0 million in the second quarter of 2017. Adjusted operating income for the second quarter of 2018 was $271.8 million, or 29.9 percent of adjusted revenue, compared to $157.4 million, or 38.0 percent of adjusted revenue, in 2017’s second quarter, representing a 72.7 percent increase.

Adjusted net income for the second quarter of 2018 was $154.6 million, up 60.7 percent compared to $96.2 million in 2017’s second quarter. Adjusted diluted earnings per share in the second quarter of 2018 were $0.62 per share, up 34.8 percent compared to $0.46 per share in the second quarter of 2017.

Management Changes

SS&C Technologies announced today Rahul Kanwar, Executive Vice President, has been named President and Chief Operating Officer.  Normand A. Boulanger will become Vice Chairman and have executive responsibilities for revenue management and technology innovation.

“Rahul Kanwar is an extremely talented individual who I have had the pleasure of working with since our March of 2005 acquisition of EisnerFast, the fund administration area of Eisner LLP.  Rahul has guided our alternatives business since 2005 and has had increasing responsibility throughout the last 13 years” says Bill Stone, Chairman and Chief Executive Officer. “Norm Boulanger has been with SS&C since 1994 and has been instrumental in our success.  Norm has had increasing responsibilities throughout his 24 year career at SS&C since beginning as a manager in our professional services business. All of us have worked closely together and we look forward to continuing on as these talented executives assume new critical roles.”

Second Quarter Highlights:

•	Adjusted net income was $154.6 million for Q2 2018, increasing 60.7 percent from Q2 2017’s adjusted net income of $96.2 million.
•	Adjusted consolidated EBITDA increased 78.3 percent to $291.8 million in Q2 2018. Adjusted consolidated EBITDA margin was 32.2 percent for the quarter.
•	Paid down $408.2 million in debt since acquiring DST Systems, bringing our leverage ratio to 4.40 times consolidated EBITDA as of June 30, 2018.
•	On July 31, 2018, SS&C announced a definitive agreement to acquire Eze Software in an all cash transaction of $1.45 billion.

“SS&C Technologies had strong performance across board in Q2 2018. We saw growth, stability, and innovation within our fund administration and software businesses, and the DST integration is progressing smoothly” said Bill Stone, Chairman and Chief Executive Officer. “Client feedback has been positive and we are leveraging our capabilities across the combined organization. We also announced our intention to acquire Eze Software, expected to close in Q4 2018. This acquisition will further SS&C’s prominence in the hedge fund market, and strengthen our offering in front-office trading solutions.”

Operating Cash Flow

SS&C generated net cash from operating activities of $119.7 million for the six months ended June 30, 2018, compared to $195.2 million for the same period in 2017, representing a 38.7 percent decrease. Operating cash flow was impacted by approximately $135.0 million of transaction costs related to the acquisition of DST Systems. SS&C ended the second quarter with $785.1 million in cash and cash equivalents and $6,992.5 million in gross debt, for a net debt balance of $6,207.4 million.  SS&C’s consolidated net leverage ratio as defined in our credit agreement stood at 4.40 times consolidated EBITDA as of June 30, 2018.

Guidance

	Q3 2018	FY 2018
Adjusted Revenue ($M)	$992.0 – $1,012.0	$3,356.0– $3,396.0
Adjusted Net Income ($M)	$162.0 – $168.0	$607.0 – $617.0
Cash from Operating Activities ($M)	–	$520.0 – $550.0
Capital Expenditures (% of revenue)	–	2.8% – 3.2%
Diluted Shares (M)	255.0 – 253.0	245.0 – 243.0
Effective Income Tax Rate (%)	25%	24.5%

SS&C does not provide reconciliations of guidance for Adjusted Revenues and Adjusted Net Income to comparable GAAP measures, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. SS&C is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include acquisition transactions and integration, foreign exchange rate changes, as well as other non-cash and other adjustments as defined under the Company’s Credit agreement, that are difficult to predict in advance in order to include in a GAAP estimate.

Non-GAAP Financial Measures

Adjusted revenue, adjusted operating income, adjusted consolidated EBITDA, adjusted net income and adjusted diluted earnings per share are non-GAAP measures. See the accompanying notes to the attached Condensed Consolidated Financial Information for the reconciliations and definitions for each of these non-GAAP measures and the reasons our management believes these measures provide useful information to investors regarding our financial condition and results of operations.

Earnings Call and Press Release

SS&C’s Q2 2018 earnings call will take place at 5:00 p.m. eastern time today, August 2, 2018. The call will discuss Q2 2018 results and our guidance and business outlook. Interested parties may dial 844-343-4183 (US and Canada) or 647-689-5128 (International), and request the “SS&C Technologies Second Quarter 2018 Conference Call”; conference ID #3579163. A replay will be available after 8:00 p.m. eastern time on August 2, 2018, until midnight on August 9, 2018. The replay dial-in number is 800-585-8367 or 416-621-4642; access code #3579163. The call will also be available for replay on SS&C’s website after August 2, 2018; access: http://investor.ssctech.com/results.cfm.

Certain information contained in this press release relating to, among other things, the Company’s financial guidance for the third quarter and full year of 2018 constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, intentions, projections, developments, future events, performance, underlying assumptions, and other statements that are other than statements of historical facts.  Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “estimates”, “projects”, “forecasts”, “may”, “assume”, “anticipates”, “intend”, “will”, “continue”, “opportunity”, “predict”, “potential”, “future”, “guarantee”, “likely”, “target”, “indicate”, “would”, “could” and “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements are accompanied by such words.  Such statements reflect management’s best judgment based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated.  Such risks and uncertainties include, but are not limited to, the state of the economy and the financial services industry and other industries in which the Company’s clients operate, the Company’s ability to realize anticipated benefits from its acquisitions, including DST Systems, the effect of the customer consolidation on demand for the Company’s products and services, the increasing focus of the Company’s business on the hedge fund industry, the variability of revenue as a result of activity in the securities markets, the ability to retain and attract clients, fluctuations in customer demand for the Company’s products and services, the intensity of competition with respect to the Company’s products and services, the exposure to litigation and other claims, terrorist activities and other catastrophic events, disruptions, attacks or failures affecting the Company’s software-enabled services, risks associated with the Company’s foreign operations, privacy concerns relating to the collection and storage of person information, evolving regulations and increased scrutiny from regulators,  the Company’s ability to protect intellectual property assets and litigation regarding intellectual property rights, delays in product development, investment decisions concerning cash balances, regulatory and tax risks, risks associated with the Company’s joint ventures, changes in accounting standards, risks related to the Company’s substantial indebtedness, the market price of the Company’s stock prevailing from time to time, and the risks discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission and can also be accessed on our website.  Forward-looking statements speak only as of the date on which they are made and, except to the extent required by applicable securities laws, we undertake no obligation to update or revise any forward-looking statements.

About SS&C Technologies

SS&C is a global provider of investment and financial software-enabled services and software for the global financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut and has offices around the world. Some 13,000 financial services and healthcare organizations, from the world's largest institutions to local firms, manage and account for their investments using SS&C's products and services.

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For more information

Patrick Pedonti

Chief Financial Officer

Tel: +1-860-298-4738

E-mail: InvestorRelations@sscinc.com

Justine Stone

Investor Relations

Tel: +1-212-367-4705

E-mail: InvestorRelations@sscinc.com

SS&C Technologies Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive (Loss) Income

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Software-enabled services	$741.6	$272.5	$1,036.4	$549.0
License, maintenance and related	154.2	138.5	281.3	269.7
Total revenues	895.8	411.0	1,317.7	818.7
Cost of revenues:
Software-enabled services	523.0	158.9	690.4	312.9
License, maintenance and related	80.5	64.8	142.6	128.3
Total cost of revenues	603.5	223.7	833.0	441.2
Gross profit	292.3	187.3	484.7	377.5
Operating expenses:
Selling and marketing	54.2	30.2	85.4	60.4
Research and development	89.6	39.1	128.5	77.5
General and administrative	108.1	28.1	140.2	59.9
Transaction expenses	91.1	—	94.5	—
Total operating expenses	343.0	97.4	448.6	197.8
Operating (loss) income	(50.7)	89.9	36.1	179.7
Interest expense, net	(70.2)	(26.3)	(95.6)	(55.3)
Other income (expense), net	0.6	(1.2)	1.1	(1.3)
Equity in earnings of unconsolidated affiliates	1.1	—	1.1	—
Loss on extinguishment of debt	(44.4)	—	(44.4)	(2.3)
(Loss) income before income taxes	(163.6)	62.4	(101.7)	120.8
(Benefit) provision for income taxes	(99.9)	11.3	(89.2)	21.5
Net (loss) income	$(63.7)	$51.1	$(12.5)	$99.3

Basic (loss) earnings per share	$(0.27)	$0.25	$(0.06)	$0.49
Diluted (loss) earnings per share	$(0.27)	$0.24	$(0.06)	$0.47

Basic weighted average number of common shares outstanding	236.9	204.6	222.0	204.0
Diluted weighted average number of common and common equivalent shares outstanding	236.9	211.3	222.0	210.5

Cash dividends declared and paid per common share	$0.07	$0.0625	$0.14	$0.1250

Net (loss) income	(63.7)	51.1	(12.5)	99.3
Other comprehensive (loss) income, net of tax:
Foreign currency exchange translation adjustment	(35.7)	21.0	(30.4)	31.8
Total comprehensive (loss) income, net of tax	(35.7)	21.0	(30.4)	31.8
Comprehensive (loss) income	$(99.4)	$72.1	$(42.9)	$131.1

See Notes to Condensed Consolidated Financial Information.

SS&C Technologies Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$785.1	$64.1
Funds receivable and funds held on behalf of clients	769.6	—
Accounts receivable, net	600.0	243.9
Contract asset	6.8	—
Prepaid expenses and other current assets	103.2	38.7
Prepaid income taxes	74.0	12.2
Restricted cash	9.6	0.6
Total current assets	2,348.3	359.5
Investments	483.6	—
Property, plant and equipment, net	581.7	100.9
Deferred income taxes	2.1	2.3
Contract asset	30.6	—
Goodwill	6,530.4	3,707.8
Intangible and other assets, net	3,696.8	1,369.0
Total assets	$13,673.5	$5,539.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$73.3	$37.9
Client funds obligations	770.8	—
Accounts payable	39.1	27.1
Income taxes payable	—	6.0
Accrued employee compensation and benefits	256.4	96.0
Interest payable	1.1	16.4
Other accrued expenses	163.7	55.6
Deferred revenue	234.4	204.6
Total current liabilities	1,538.8	443.6
Long-term debt, net of current portion	6,837.0	2,007.3
Other long-term liabilities	238.0	118.7
Deferred income taxes	856.0	283.5
Total liabilities	9,469.8	2,853.1
Total stockholders’ equity	4,203.7	2,686.4
Total liabilities and stockholders’ equity	$13,673.5	$5,539.5

See Notes to Condensed Consolidated Financial Information.

SS&C Technologies Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flow from operating activities:
Net (loss) income	$(12.5)	$99.3
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	196.7	117.2
Equity in earnings of unconsolidated affiliates	(1.1)	—
Stock-based compensation expense	57.7	21.3
Amortization and write-offs of loan origination costs and original issue discounts	6.0	5.3
Loss on extinguishment of debt	44.4	2.3
Loss on sale or disposition of property and equipment	0.2	—
Deferred income taxes	(89.8)	(15.0)
Provision for doubtful accounts	1.6	3.2
Changes in operating assets and liabilities, excluding effects from acquisitions:
Client funding receivable	(19.9)	—
Accounts receivable	43.0	3.4
Prepaid expenses and other assets	45.5	(1.3)
Contract assets	23.4	—
Client funds obligations	19.9	—
Accounts payable	(98.2)	14.9
Accrued expenses	(32.7)	(54.5)
Income taxes prepaid and payable	(70.2)	2.6
Deferred revenue	5.7	(3.5)
Net cash provided by operating activities	119.7	195.2
Cash flow from investing activities:
Additions to property and equipment	(22.4)	(19.4)
Proceeds from sale of property and equipment	4.7	—
Cash paid for business acquisitions, net of cash acquired	(4,622.3)	1.8
Additions to capitalized software	(16.5)	(5.6)
Investments in securities	(0.5)	—
Proceeds from sales / maturities of investments	8.4	—
Proceeds from (investments in and advances to) unconsolidated affiliates	0.3	—
Net decrease related to fluctuations in short-term investments held to satisfy client funds obligations	(0.5)	—
Net cash used in investing activities	(4,648.8)	(23.2)
Cash flow from financing activities:
Cash received from debt borrowings, net of original issue discount	6,873.7	45.0
Repayments of debt and acquired debt	(2,622.8)	(253.4)
Net increase in client funds obligations	374.8	—
Proceeds from exercise of stock options	55.3	35.9
Withholding taxes paid related to equity award net share settlement	(10.6)	(3.1)
Fees paid for debt extinguishment and refinancing activities	(68.6)	(1.4)
Proceeds from common stock issuance, net	1,399.0	—
Dividends paid on common stock	(31.4)	(25.5)
Net cash provided by (used in) financing activities	5,969.4	(202.5)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1.9)	3.1
Net increase (decrease) in cash, cash equivalents and restricted cash	1,438.4	(27.4)
Cash, cash equivalents and restricted cash, beginning of period	64.7	119.7
Cash, cash equivalents and restricted cash, end of period	$1,503.1	$92.3

Reconciliation of cash, cash equivalents and restricted cash and cash equivalents:
Cash and cash equivalents	$785.1	$90.4
Restricted cash	9.6	1.9
Funds held on behalf of clients	708.4	—
	$1,503.1	$92.3

See Notes to Condensed Consolidated Financial Information.

SS&C Technologies Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Information

Note 1. Reconciliation of Revenues to Adjusted Revenues

Adjusted revenues represents revenues adjusted to include a) amounts that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition and b) amounts that would have been recognized if not for adjustments to deferred revenue and retained earnings related to the adoption of ASC 606.  Adjusted revenues are presented because we use this measure to evaluate performance of our business against prior periods and believe it is a useful indicator of the underlying performance of the Company.  Adjusted revenues are not a recognized term under generally accepted accounting principles (“GAAP”).  Adjusted revenues does not represent revenues, as that term is defined under GAAP, and should not be considered as an alternative to revenues as an indicator of our operating performance.  Adjusted revenues as presented herein is not necessarily comparable to similarly titled measures.  Below is a reconciliation between adjusted revenues and revenues, the GAAP measure we believe to be most directly comparable to adjusted revenues.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2018	2017	2018	2017
Revenues	$895.8	$411.0	$1,317.7	$818.7
ASC 606 adoption impact	9.7	-	21.6	-
Purchase accounting adjustments impact on revenue	3.0	3.0	3.9	4.9
Adjusted revenues	$908.5	$414.0	$1,343.2	$823.6

The following is a breakdown of software-enabled services and license, maintenance and related revenues and adjusted software-enabled services and license, maintenance and related revenues.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2018	2017	2018	2017
Software-enabled services	$741.6	$272.5	$1,036.4	$549.0
License, maintenance and related	154.2	138.5	281.3	269.7
Total revenues	$895.8	$411.0	$1,317.7	$818.7

Software-enabled services	$744.2	$272.5	$1,039.0	$549.0
License, maintenance and related	164.3	141.5	304.2	274.6
Total adjusted revenues	$908.5	$414.0	$1,343.2	$823.6

Note 2. Reconciliation of Operating (Loss) Income to Adjusted Operating Income

Adjusted operating income represents operating (loss) income adjusted for amortization of intangible assets, stock-based compensation, purchase accounting adjustments for deferred revenue and related costs and other expenses. Adjusted operating income is presented because we use this measure to evaluate performance of our business and believe it is a useful indicator of the underlying performance of the Company.  Adjusted operating income is not a recognized term under GAAP.  Adjusted operating income does not represent operating (loss) income, as that term is defined under GAAP, and should not be considered as an alternative to operating (loss) income as an indicator of our operating performance. Adjusted operating income as presented herein is not necessarily comparable to similarly titled measures.  The following is a reconciliation between adjusted operating income and operating (loss) income, the GAAP measure we believe to be most directly comparable to adjusted operating income.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2018	2017	2018	2017
Operating (loss) income	$(50.7)	$89.9	$36.1	$179.7
Amortization of intangible assets	106.8	52.8	161.4	105.2
Stock-based compensation	45.0	10.4	57.7	21.3
Capital-based taxes	—	0.4	—	0.7
Purchase accounting adjustments (1)	12.7	2.7	13.3	3.0
ASC 606 adoption impact	9.7	—	21.6	—
Other (2)	148.3	1.2	153.6	2.9
Adjusted operating income	$271.8	$157.4	$443.7	$312.8

(1)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition, (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions and (c) an adjustment to decrease depreciation expense by the amount that would not have been recognized if property, plant and equipment were not adjusted to fair value at the date of acquisition.

(2)

Other includes expenses and income that are permitted to be excluded per the terms of our Credit Agreement from Consolidated EBITDA, a financial measure used in calculating our covenant compliance. These include expenses and income related to currency transactions, facilities and workforce restructuring, legal settlements and business combinations.

Note 3. Reconciliation of Net (Loss) Income to EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA

EBITDA represents net (loss) income before interest expense, income taxes, depreciation and amortization. Consolidated EBITDA, defined under our Credit Agreement entered into in July 2015, as amended, is used in calculating covenant compliance, and is EBITDA adjusted for certain items. Consolidated EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. Adjusted consolidated EBITDA is calculated by subtracting acquired EBITDA from consolidated EBITDA. EBITDA, consolidated EBITDA and adjusted consolidated EBITDA are presented because we use these measures to evaluate performance of our business and believe them to be useful indicators of an entity’s debt capacity and its ability to service debt. EBITDA, consolidated EBITDA and adjusted consolidated EBITDA are not recognized terms under GAAP and should not be considered in isolation or as alternatives to operating (loss) income, net (loss) income or cash flows from operating activities as indicators of our operating performance. The following is a reconciliation of EBITDA, consolidated EBITDA and adjusted consolidated EBITDA to net (loss) income.

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
(in millions)	2018	2017	2018	2017	2018
Net (loss) income	$(63.7)	$51.1	$(12.5)	$99.3	$217.0
Interest expense, net	70.2	26.3	95.6	55.3	147.8
(Benefit) provision for income taxes	(99.9)	11.3	(89.2)	21.5	(156.9)
Depreciation and amortization	135.3	58.7	196.7	117.2	316.7
EBITDA	41.9	147.4	190.6	293.3	524.6
Stock-based compensation	45.0	10.4	57.7	21.3	77.9
Capital-based taxes	—	0.4	—	0.7	(0.4)
Acquired EBITDA and cost savings (1)	60.2	—	60.2	0.9	571.1
Non-cash portion of straight-line rent expense	—	0.4	—	0.6	3.8
Loss on extinguishment of debt	44.4	—	44.4	2.3	44.4
Equity in earnings of unconsolidated affiliates	(1.1)	—	(1.1)	—	(1.1)
Purchase accounting adjustments (2)	4.2	2.7	4.8	3.0	6.1
ASC 606 adoption impact	9.7	—	21.6	—	21.6
Other (3)	147.7	2.4	152.5	4.2	163.7
Consolidated EBITDA	$352.0	$163.7	$530.7	$326.3	$1,411.7
Less: acquired EBITDA	(60.2)	—	(60.2)	(0.9)	(571.1)
Adjusted Consolidated EBITDA	$291.8	$163.7	$470.5	$325.4	$840.6

(1)

Acquired EBITDA reflects the EBITDA impact of significant businesses that were acquired during the period as if the acquisition occurred at the beginning of the period, as well as cost savings enacted in connection with acquisitions.

(2)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition, (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions and (c) an adjustment to decrease depreciation expense by the amount that would not have been recognized if property, plant and equipment were not adjusted to fair value at the date of acquisition.

(3)

Other includes expenses and income that are permitted to be excluded per the terms of our Credit Agreement from Consolidated EBITDA, a financial measure used in calculating our covenant compliance. These include expenses and income related to currency transactions, facilities and workforce restructuring, legal settlements and business combinations.

Note 4. Reconciliation of Net (Loss) Income to Adjusted Net Income and Diluted (Loss) Earnings Per Share to Adjusted Diluted Earnings Per Share

Adjusted net income and adjusted diluted earnings per share represent net (loss) income and (loss) earnings per share before amortization of intangible assets and deferred financing costs, stock-based compensation, capital-based taxes and other items. Adjusted net income and adjusted diluted earnings per share are not recognized terms under GAAP, do not represent net (loss) income or diluted (loss) earnings per share, as those terms are defined under GAAP, and should not be considered as alternatives to net (loss) income or diluted (loss) earnings per share as indicators of our operating performance.  Adjusted net income and adjusted diluted earnings per share are important to management and investors because they represent our operational performance exclusive of the effects of amortization of intangible assets and deferred financing costs, stock-based compensation, capital-based taxes, other unusual and non-recurring items, purchase accounting adjustments, and loss on extinguishment of debt that are not operational in nature or comparable to those of our competitors. The following is a reconciliation between adjusted net income and adjusted diluted earnings per share and net (loss) income and diluted (loss) earnings per share.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2018	2017	2018	2017
GAAP – Net (loss) income	$(63.7)	$51.1	$(12.5)	$99.3
Plus: Amortization of intangible assets	106.8	52.8	161.4	105.2
Plus: Amortization of deferred financing costs and original issue discount	3.4	2.6	6.0	5.3
Plus: Stock-based compensation	45.0	10.4	57.7	21.3
Plus: Capital-based taxes	—	0.4	—	0.7
Plus: Loss on extinguishment of debt	44.4	—	44.4	2.3
Plus: Purchase accounting adjustments (1)	12.7	2.7	13.4	3.0
Plus: ASC 606 adoption impact	9.7	—	21.6	—
Plus: Other (2)	147.7	2.4	152.5	4.2
Income tax effect (3)	(151.4)	(26.2)	(175.0)	(52.1)
Adjusted net income	$154.6	$96.2	$269.5	$189.2
Adjusted diluted earnings per share	$0.62	$0.46	$1.16	$0.90
GAAP diluted (loss) earnings per share	$(0.27)	$0.24	$(0.06)	$0.47
Diluted weighted-average shares outstanding	248.2	211.3	232.9	210.5

(1)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition, (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions and (c) an adjustment to decrease depreciation expense by the amount that would not have been recognized if property, plant and equipment were not adjusted to fair value at the date of acquisition.

(2)

Other includes expenses and income that are permitted to be excluded per the terms of our Credit Agreement from Consolidated EBITDA, a financial measure used in calculating our covenant compliance. These include expenses and income related to currency transactions, facilities and workforce restructuring, legal settlements and business combinations.

(3)

An estimated normalized effective tax rate of approximately 25% and 24% for the three and six months ended June 30, 2018, and 28% for the three and six months ended June 30, 2017, respectively, has been used to adjust the provision for income taxes for the purpose of computing adjusted net income.